Exhibit 99.1

Tallgrass Energy Increases Quarterly Distributions
and Announces Date for Fourth Quarter 2016 Financial Results

LEAWOOD, Kansas--(BUSINESS WIRE)-Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP) (“Tallgrass”) today announced their quarterly distributions for the fourth quarter of 2016. The distributions will be paid on Tuesday, February 14, 2017, to unitholders and shareholders of record as of the close of business on Friday, February 3, 2017.

TEP
The board of directors of TEP’s general partner declared a quarterly cash distribution of $0.815 per common unit for the fourth quarter of 2016, or $3.26 on an annualized basis. This represents a sequential increase of 2.5 percent from the third quarter 2016 distribution of $0.795 per common unit and an increase of 27.3 percent from the fourth quarter 2015 distribution of $0.64 per common unit. It is TEP’s fourteenth consecutive increase since its IPO in May 2013.

TEGP
The board of directors of TEGP’s general partner declared a quarterly cash distribution of $0.2775 per Class A share for the fourth quarter of 2016, or $1.11 on an annualized basis. This represents a 5.7 percent sequential increase from the third quarter 2016 distribution of $0.2625 per Class A share and an increase of 60.4 percent from the fourth quarter 2015 distribution of $0.173 per Class A share. It is TEGP’s sixth consecutive increase since its IPO in May 2015.

Fourth Quarter 2016 Financial Results and Conference Call
Tallgrass plans to report fourth quarter 2016 financial results and release 2017 financial guidance on Wednesday, February 15, 2017 after the market close. Tallgrass will hold a conference call at 3:30 pm Central Time that same day to provide further details on these topics.

Tallgrass invites unitholders, shareholders and other interested parties to listen to the call through a link posted on the Investor Relations section of Tallgrass’s website at www.tallgrassenergy.com.

Tax Considerations
This release is intended to be a qualified notice to nominees and brokers under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  All of TEP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, TEP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About Tallgrass Energy
Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

Contact Information
Investor and Financial Inquiries
Nate Lien
(913) 928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond
(913) 928-6014
media.relations@tallgrassenergylp.com